Exhibit 10.47

$150,000,000

CREDIT AGREEMENT

among

LAZARD GROUP LLC,

as Borrower,

The Several Banks from Time to Time Parties Hereto,

and

CITIBANK, N.A.,

as Administrative Agent

Dated as of September 25, 2012

CITIGROUP GLOBAL MARKETS INC.,

as Lead Arranger

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SCHEDULES:

Schedule 1.1A	—	Commitments
Schedule 1.1B		Rating Agencies
Schedule 4.13	—	Significant Subsidiaries
Schedule 7.2	—	Existing Indebtedness

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EXHIBITS:

Exhibit A	—	Form of Revolving Credit Note
Exhibit B-1	—	Form of Opinion of Cravath, Swaine & Moore LLP, Counsel to the Company
Exhibit B-2	—	Form of Opinion of General Counsel to the Company
Exhibit B-3	—	Form of Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
Exhibit C	—	Form of Assignment and Assumption
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of U.S. Tax Compliance Certificate

iii

CREDIT AGREEMENT, dated as of September 25, 2012, among LAZARD GROUP LLC, a Delaware limited liability company (the “Company”), the several Banks, financial institutions, or other entities from time to time parties hereto, and CITIBANK, N.A., a national banking association (“Citibank”), as administrative agent for the Banks hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Company has applied to the Banks for loans in an aggregate principal amount at any one time outstanding not in excess of $150,000,000; and

WHEREAS, the Banks are willing to make the loans to the Company upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Act”: the Securities and Exchange Act of 1934, as amended from time to time.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: Citibank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Affiliate”: any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company. For purposes of this definition, a Person shall be deemed to be “controlled by” the Company if the Company possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement”: this Credit Agreement, as amended, supplemented or modified from time to time.

“Applicable Margin”: the Applicable Margin will be determined in accordance with the Pricing Grid.

“Assignee”: as defined in Section 12.7.

“Assignment and Assumption”: an agreement substantially in the form of Exhibit C.

“Available Commitment”: as to each Bank, at a particular time, an amount equal to the difference between (a) the amount of such Bank’s Commitment and (b) the aggregate outstanding principal amount of Loans made by such Bank (after giving effect to any simultaneous repayment of Loans at such time); collectively, as to the Banks, the “Available Commitments”.

“Banks”: Citibank, State Street Bank and Trust Company, The Bank of New York Mellon and HSBC Bank USA, N.A., as parties to this Agreement, and permitted assignees pursuant to subsection 12.7 (individually, a “Bank”).

“Basel III”: means the consultative papers of The Basel Committee on Banking Supervision of December 2009 entitled “Strengthening the resilience of the banking sector” and “International framework for liquidity risk measurement, standards and monitoring”, in each case together with any amendments thereto.

“Benefited Bank”: as defined in Section 12.8.

“Board of Directors”: as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Board of Governors”: the Board of Governors of the Federal Reserve System, or any successor entity to the functions of the Board of Governors of the Federal Reserve System.

“Borrowing Date”: any Business Day on which the Banks make Loans hereunder, as specified in a notice pursuant to Section 2.6 or Section 2.7.

“Broker-Dealer Indebtedness”: Indebtedness of the Subsidiaries of the Company which are registered broker-dealers.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that when such term is used to describe a day on which a borrowing, payment or interest rate determination is to be made in respect of a Eurodollar Loan, or the first day or last day of an Interest Period in respect of a Eurodollar Loan, a Business Day must also be a day on which commercial banks are open for dealings in U.S. Dollar deposits in London.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding the foregoing, all leases of any Person that are treated as operating leases for purposes of GAAP on the Effective Date shall continue to be accounted for as operating leases (and not as capital leases) for purposes of this Agreement regardless of any change to GAAP following the Effective Date which would otherwise require such leases to be treated as capital leases.

“Capital Stock”: any and all shares and interests (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing but excluding any profit participation interests and the equity units of Lazard Asset Management LLC issued pursuant to the Lazard Asset Management LLC Limited Liability Company Agreement.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Bank or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or carrying an equivalent rating by any rating agency set forth on Schedule 1.1B or any nationally recognized rating agency, if S&P and all the rating agencies on Schedule 1.1B cease publishing ratings of commercial paper issues generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Bank or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or carry an equivalent rating by any rating agency set forth on Schedule 1.1B or any nationally recognized rating agency; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Bank or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and carry an equivalent rating by any rating agency set forth on Schedule 1.1B and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control”: (a) the acquisition by any individual or group (other than the Managing Directors, LAZ-MD Holdings, or, in the case of the Company, Holdings or its controlled affiliates) of beneficial ownership of more than 50% of either (i) the then-outstanding shares of Holdings Capital Stock, assuming the full exchange of all of the then-outstanding Exchangeable Interests for shares of Holdings Capital Stock in accordance with the Master Separation Agreement, (ii) the then-outstanding shares of Company Capital Stock or (iii) the combined voting power of the then-outstanding voting securities of the Company (if applicable) or Holdings entitled to vote generally in the election of directors (other than, for the purposes of this clause (a), any acquisition that would otherwise be a Change in Control under this clause (a) pursuant to which the Company and Holdings become Subsidiaries of another person (such person, the “Parent Company”) and such Parent Company shall not have an individual or group having beneficial ownership of more than 50% of the Capital Stock of the Parent Company generally entitled to elect the directors of the Parent Company), (b) failure of Continuing Directors to constitute a majority of the Board of Directors of Holdings or (c) failure of Holdings to beneficially own or be entitled to exercise, directly or indirectly, the right (whether by contract, limited liability company agreement, bylaws, agreement or otherwise) to elect a majority of the Board of Directors of the Company.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Commitment”: as to each Bank, its obligation to make Loans to the Company in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name on Schedule 1.1A; collectively, as to the Banks, the “Commitments”.

“Commitment Fee Rate”: the Commitment Fee Rate will be determined in accordance with the Pricing Grid.

“Commitment Percentage”: as to each Bank, the percentage of the amount of the aggregate Commitments constituted by the amount of such Bank’s Commitment.

“Commitment Period”: on any date of determination thereof, the period from and including the Effective Date to but not including the earlier to occur of (a) the Maturity Date or (b) such other date as the Commitments shall terminate as provided herein.

“Common Interest”: as defined in the operating agreement of the Company or any other Capital Stock of the Company which shall replace the Common Interest.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414(b) or (c) of the Code.

“Communications”: as defined in Section 12.2.

“Company Capital Stock”: the Common Interests of the Company.

“Consolidated Adjusted EBITDA”: for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income plus tax distributions in accordance with the Company’s operating agreement (computed on a cash basis), (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash expenses, fees, charges, reserves or losses reducing Consolidated Net Income (excluding any such non-cash item otherwise included in this clause (vi) to the extent that such item represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period (other than severance or restructuring related expenses or charges, which shall be added back); minus (b) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash items to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations, but excluding debt issuance costs and similar charges and any amortization thereof) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing); less (i) interest income on marketable securities, and (ii) in the case of Broker-Dealer Indebtedness and the Indebtedness of Lazard Frères Banque, interest income related to such Indebtedness. Consolidated Interest Expense shall not include the portion of the payments due under the terms of “mandatory” convertible or “mandatory” exchangeable securities (it being understood that such exchangeable securities refers to securities exchangeable into equity) representing contract adjustment payments (including interest accretion on the contract adjustment payment related liability) or the interest accruals under the Paris Profit Sharing Plan.

“Consolidated Leverage Ratio”: as at the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters then ended.

“Consolidated Net Income”: for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (a) any net after-tax extraordinary or nonrecurring or unusual gains, losses, expenses or charges, including without limitation those attributable to business dispositions, asset dispositions (other than in the ordinary course of business), discontinued operations and the early extinguishment of indebtedness, (b) any fees, expenses or charges related to any offering of equity interests or debt of any kind or related to any acquisition or merger or similar transaction (whether or not successful), including any fees, expenses, charges or change in control payments related to such transaction, (c) the impact of any cumulative change in accounting principles during the applicable period, (d) any non-cash impairment charge or asset write off resulting from the application of SFAS 142 and 144, and the amortization of intangibles arising pursuant to SFAS 141 and (e) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of restricted stock, restricted stock units, stock appreciation rights, stock options or other rights, or one-time non-cash compensation charges (including any cash expenditure for the acquisition of equity interests of Holdings to be so granted to the extent that Holdings or any of its subsidiaries contributes to or otherwise invests in the equity of the Company a corresponding amount of cash). Except for purposes of calculation under Section 7.8 (e)(ii), Consolidated Net Income shall be reduced by an amount equal to the tax distributions (computed on a cash basis) in accordance with the Company’s operating agreement.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that, without duplication, “Consolidated Total Debt” shall not include (a) the Indebtedness of Lazard Frères Banque or any Broker-Dealer Indebtedness (other than Broker-Dealer Indebtedness that is included in the calculation used to determine the capital requirements of any of the Company’s Subsidiaries) or (b) up to $200,000,000 aggregate principal amount of any Subordinated Indebtedness.

“Continuing Directors”: the directors constituting Holdings’ Board of Directors at the close of business on the Effective Date, and each other director, if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is recommended or approved by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents”: any of this Agreement or the Notes and all other certificates, documents, instruments or agreements executed and delivered by the Company for the benefit of the Administrative Agent and the Banks in connection herewith.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: means any Bank, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Company, the Administrative Agent, or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debt as they become due, or makes a general assignment for the benefit of its creditors, or (ii) become the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or has had a receiver, conservator, trustee, administrator, intervenor, sequestrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or in the good faith determination of the Administrative Agent, has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy , insolvency reorganization, liquidation or similar proceeding, or has had a receiver, conservator, trustee, administrator, intervenor, sequestrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to or acquiescence in any such proceeding or appointment. Any determination by the Administrative Agent that a Bank is a Defaulting Lender under any of clauses (a) through (e) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Lender (subject to Section 2.19(c)) upon notification of such determination by the Administrative Agent to the Company and the Banks.

“Designated Asset Sale”: the sale, transfer or other disposition of any Capital Stock of any Designated Subsidiary, or issuance of any Capital Stock of any Designated Subsidiary, in each case to a Person other than the Company or a Wholly Owned Subsidiary of the Company.

“Designated Subsidiary”: each of Lazard Frères & Co. LLC, Lazard Asset Management LLC, Lazard & Co., Limited and Compagnie Financière Lazard Frères SAS and each of their respective successors.

“Disposition Amount”: as defined in Section 2.18.

“Dodd-Frank”: means the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203 (2010).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Effective Date”: the date on which all the conditions set forth in Section 5.1 are satisfied.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange”: the New York Stock Exchange, Inc.

“Exchangeable Interest”: a Class II Interest of LAZ-MD Holdings (or, if applicable, the Common Interest of the Company issued in exchange therefor) that, upon full exchange in accordance with the Master Separation Agreement, is entitled to receive share(s) of Holdings Capital Stock as set forth in the Master Separation Agreement.

“Existing Credit Agreement 1”: the Senior Revolving Credit Agreement dated as of May 10, 2005, as amended, among the Company, the banks from time to time parties hereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Credit Agreement 2”: the Senior Revolving Credit Agreement dated as of April 29, 2010, as amended, among the Company, the banks from time to time parties hereto, and Citibank, N.A., as administrative agent.

“Fair Market Value”: with respect to any asset or property, the price that would be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements entered into by the United States in connection with the implementation of such Sections of the Code (or any such amended or successor version thereof).

“Fed Rate”: with respect to (a) the first day in each period during which a Fed Rate Loan is outstanding, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers selected by the Administrative Agent at approximately the time the Company requests such Fed Rate Loan, for dollar deposits in immediately available funds, for a period and in an amount, comparable to the principal amount of such Fed Rate Loan, and (b) for each day in such period thereafter, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers selected by the Administrative Agent at approximately 1:00 p.m., New York City time, on such date for dollar deposits in immediately available funds, for a period and in an amount comparable to the principal amount of such Fed Rate Loan; in the case of both clauses (a) and (b) above, as determined by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/100 of 1%.

“Fed Rate Loans”: Loans the rate of interest applicable to which is based upon the Fed Rate.

“Fee Letter”: the Fee Letter dated as of August 31, 2012 among the Lead Arranger, the Administrative Agent and the Company.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to (or within the past six years has been maintained or contributed to) by the Company, any of its Significant Subsidiaries or any Commonly Controlled Entity.

“GAAP”: generally accepted accounting principles in the United States.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include assurances given in the ordinary course of business for the payment of obligations of customers or suppliers of the Company or any Subsidiary, customary indemnifications, representations and warranties made in connection with purchases, sales or leasing of property or assets or issuances of securities, endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Holdings”: Lazard Ltd.

“Holdings Capital Stock”: the Class A common stock, par value $.01 per share, of Holdings.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all “mandatory” convertible or exchangeable indebtedness of such Person and all “mandatory” redeemable preferred Capital Stock of such Person, (h) the amount then outstanding under any Receivables Financing, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary herein, Indebtedness shall exclude (1) for the avoidance of doubt, deposits or other funds held by Subsidiaries that are regulated banks or registered broker-dealers for the benefit of, or owed to, their customers in the ordinary course of business and (2) 80% of “mandatory” convertible or exchangeable Indebtedness prior to the remarketing period for such Indebtedness. After the remarketing period, Indebtedness shall include (x) the principal amount of any remarketed Indebtedness relating to “mandatory” convertible or exchangeable Indebtedness less (y) any

Cash and Cash Equivalents of the Company and its Subsidiaries to the extent such Cash and Cash Equivalents are greater than $50,000,000.

“Indemnified Liabilities”: as defined in Section 12.5.

“Indemnitee”: as defined in Section 12.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Installment Notes”: Indebtedness issued by the Company or any Subsidiary to facilitate the deferral by clients of capital gains which result from securities transactions.

“Interest Payment Date”: (a) as to any Fed Rate Loan, the last day of each March, June, September and December while such Loan is outstanding and (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(1) initially, the period commencing on the Borrowing Date or date of conversion pursuant to Section 2.7, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if available to all relevant Banks, nine or twelve) months thereafter, as selected by the Company in its notice of borrowing pursuant to Section 2.6 or notice of conversion pursuant to Section 2.7, as the case may be, given with respect thereto; and

(2) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if available to all relevant Banks, nine or twelve) months thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(iii) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment”: any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase of any Capital Stock, bonds, notes debentures or other debt securities of, or any assets constituting a business unit of, or any other investment in, any Person.

“IRS”: as defined in Section 2.17(d).

“LAZ-MD Holdings”: LAZ-MD Holdings LLC, a Delaware limited liability company.

“Lead Arranger”: Citigroup Global Markets Inc.

“LFNY”: Lazard Frères & Co. LLC, a New York limited liability company.

“Lien”: any mortgage, pledge, hypothecation, assignment by way of security, deposit arrangement by way of security, encumbrance, attachment lien (statutory or other), or other security agreement or arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing.

“Loan”: each loan made to the Company pursuant to Section 2.1.

“Loans”: the collective reference to the Loans.

“Managing Directors”: the collective reference to each of the managing directors of Holdings, the Company, LFCM Holdings LLC or any of their respective controlled affiliates who holds, directly or indirectly, an equity interest of Holdings or securities convertible or exchangeable into equity interests of Holdings (including without limitation Exchangeable Interests, restricted stock, restricted stock units or other issuances under Holdings’ equity incentive plan) and each trust, estate planning vehicle or other entity that holds or shall be transferred any such interest for tax or estate planning purposes.

“Margin Stock”: as defined in Regulation U of the Board of Governors as in effect from time to time.

“Master Separation Agreement”: means the Master Separation Agreement, dated as of May 10, 2005, by and among Holdings, LAZ-MD Holdings, the Company and LFCM Holdings LLC, as amended from time to time.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or the Notes.

“Maturity Date”: the date which is the third anniversary of the Effective Date.

“Members’ Equity”: ownership equity of the Company represented by common members’ interests.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NASD”: the National Association of Securities Dealers, Inc., or any other self-regulatory body which succeeds to the functions of the National Association of Securities Dealers, Inc.

“Net Proceeds”: in the case of cash proceeds received (a) in connection with any Designated Asset Sale constituting a sale, transfer or other disposition of Capital Stock, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of the sum of (i) attorneys’ fees, accountants’ fees, investment banking fees and other customary fees and expenses actually incurred in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) the amount of all payments required to be made by the Company and the applicable Subsidiary to repay Indebtedness secured by assets transferred in connection with such sale, transfer or disposition, and (iv) the amount of any payments that the Company estimates in good faith will be required to be made in respect of contingent liabilities directly attributable to such event and set forth in a notice delivered to the Administrative Agent (provided that the Company will evaluate in good faith not less often than quarterly any estimate resulting in a reduction of Net Proceeds under this clause (iv) and will promptly notify the Administrative Agent if the estimated amount of such payments in respect of any contingent liability shall be reduced, and the Company and any such Subsidiary shall be deemed to have received Net Proceeds equal to the amount of any such reduction), and (b) in connection with any issuance of any Capital Stock constituting a Designated Asset Sale, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts, taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and commissions and other customary fees and expenses actually incurred therewith.

In the case of non-cash proceeds received in connection with any Designated Asset Sale, the Net Proceeds shall be deemed to be the book value of the portion of the property giving rise thereto as reflected in the financial statements most recently delivered pursuant to Section 6.1 or, if not reflected therein, as reflected in the financial statements of the relevant entity, in each case as demonstrated in reasonable detail and certified to the Administrative Agent by a Responsible Officer.

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Note”: as defined in Section 2.2; collectively, the “Notes”.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other monetary obligations and liabilities of the Company to the Administrative Agent or to any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under or in connection with, this Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Bank that are required to be paid by the Company pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Paris Lease”: the sale and lease-back of the real properties located at 121 Boulevard Haussmann, 75008, Paris, 119 Boulevard Haussmann, 75008, Paris, and 10 Avenue Percier, 75008, Paris.

“Paris Profit Sharing Plan”: that certain Accord de participation de groupe initially dated March 21, 1996 among Lazard Frères SAS and its employees, Lazard Frères Gestion SAS and its employees, Maison Lazard SAS, Lazard Frères Banque and its employees and Fonds Partenaires Gestion and its employees.

“Participant”: as defined in Section 12.7.

“Participant Register”: as defined in Section 12.7.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Reserve Letter Agreement”: the letter agreement dated June 30, 2009, from Holdings and Lazard & Co., Holdings Limited to the Staff Pension Trustees and the Directors’ Pension Trustees (in each case as defined therein), in respect of reserves to be retained by Lazard & Co., Holdings Limited, Lazard & Co., Limited and Lazard & Co., Services Limited for certain pension obligations, and as such letter agreement is further amended, restated, modified, supplemented or replaced from time to time, in each case with respect to the same or similar such reserves.

“Permitted Receivables Financings”: any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(a) senior management or the Board of Directors of the Company shall have determined in good faith that such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(b) all sales of accounts receivable and related assets to the Receivables Subsidiary (or valid capital contributions made to the Receivables Subsidiary) are made at Fair Market Value (as determined in good faith by senior management or the Board of Directors of the Company; and

(c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by senior management or the Board of Directors of the Company).

“Permitted Refinancing Indebtedness”: any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the remaining average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Banks as those contained in the documentation governing the Indebtedness being Refinanced and (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced, unless the incurrence of such Indebtedness, guarantees or security is permitted by a separate provision of this Agreement.

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan (as defined in Section 3(3) of ERISA) and in respect of which the Company, any Subsidiary thereof or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 12.2.

“Pricing Grid”: the table set forth below.

Ratings (or, if applicable, equivalent ratings by a rating agency set forth on Schedule 1.1B)	Applicable Margin		Commitment Fee
	Eurodollar Loans	Federal Funds Rate Loans
≥ BBB	175 bps	75 bps	30 bps
≥ BBB- but < BBB	200 bps	100 bps	40 bps
≥ BB+ but < BBB-	225 bps	125 bps	50 bps
< BB+	250 bps	150 bps	60 bps

For the purposes of the Pricing Grid, the Company shall provide prompt written notice to the Administrative Agent of any change in any Rating by S&P (or, if applicable, such other rating agency determined in accordance with the definition of “Ratings”). The Applicable Margin and the Commitment Fee Rate resulting from changes in the Ratings shall be effective on the date (the “Adjustment Date”) that is three (3) Business Days after the date of such change and shall remain in effect until the next change to be effected pursuant to this paragraph. In the event that the Company has obtained more than one Rating and such Ratings are split, the Pricing Grid will be based on the higher rating.

“Prohibited Transaction”: has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Ratings”: a rating of the Company’s senior unsecured non-credit enhanced indebtedness for borrowed money assigned by S&P, each rating agency set forth on Schedule 1.1B or any internationally recognized rating agency approved by the Administrative Agent and the Company; provided that in each case if the Company shall have no senior unsecured non-credit enhanced indebtedness for borrowed money, the Company’s corporate credit rating shall be used; provided, further that if at any time S&P or any rating agency set forth on Schedule 1.1B shall not maintain a rating for the Company’s senior unsecured non-credit enhanced indebtedness for borrowed money, or shall not maintain a corporate credit rating for the Company, as the case may be, the Required Lenders and the Company may agree to determine the ratings using the corresponding ratings level of one or more Nationally Recognized Statistical Rating Organizations (as defined in Rule 436 under the Securities Act of 1933).

“Receivables Financing”: any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may (a) sell, convey or otherwise transfer to a Receivables Subsidiary or (b) grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary”: means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Permitted Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Chief Financial Officer of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company, (ii) is recourse to or obligates the

Company or any other Subsidiary of the Company in any way (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be, on the whole, no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Chief Financial Officer of the Company shall be evidenced to the Administrative Agent by delivery to the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Register”: as defined in Section 12.7.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) the sum of the Commitments then in effect or, if the Commitments have terminated, (b) the sum of the aggregate unpaid principal amount of the Loans then outstanding; provided that at any time when there are two or more non-affiliated Banks party hereto, in no event shall the Required Lenders consist of fewer than two non-affiliated Banks.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Company, but in any event, with respect to financial matters, the chief financial officer of the Company.

“Restricted Payments”: as defined in Section 7.8.

“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission, or such other regulatory body which succeeds to the functions of the Securities and Exchange Commission.

“SEC Filings”: as to the Company, any public filings that the Company or Lazard Ltd has made on form 10-K, 10-Q or 8-K pursuant to the U.S. federal securities statutes, rules or regulations prior to the Effective Date.

“Senior Note Indentures”: the Indenture dated as of May 10, 2005, as supplemented by the First and Second Supplemental Indentures dated as of May 10, 2005 the Amended and Restated Third Supplemental Indenture dated as of May 15, 2008 and the Fourth Supplemental Indenture dated as of June 21, 2007, together with all instruments and other agreements entered into by the Company in connection therewith.

“Senior Notes”: the senior notes of the Company, in the initial principal amount outstanding of $1,150,000,000, issued pursuant to the Senior Note Indentures.

“Significant Subsidiary”: any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the date hereof, but excluding Lazard Group Finance LLC and Lazard Funding Limited LLC.

“Single Employer Plan”: any Plan (other than a Multiemployer plan) that is covered by Section 412 of the Code or Section 302 or Title IV of ERISA and is maintained or contributed to by the Company or any Commonly Controlled Entity.

“Specified Non-Recourse Indebtedness”: at any time, Indebtedness of the Company or any Subsidiary secured by real property, leasehold improvements and equipment of the Company or any Subsidiary to the extent that the terms of such Indebtedness provide that at such time recourse for repayment thereof and payment of any other obligation in respect thereof is only to such assets and is not a general obligation of the Company or any of its Subsidiaries (notwithstanding that such terms provide that such Indebtedness may become Specified Recourse Indebtedness upon the occurrence of certain events after such time).

“Specified Recourse Indebtedness”: at any time, Indebtedness of the Company or any Subsidiary secured by real property, leasehold improvements and equipment of the Company or any Subsidiary to the extent that the terms of such Indebtedness provide that at such time recourse for repayment thereof and payment of any other obligation in respect thereof is a general obligation of the Company or any of its Subsidiaries.

“Street Loans”: short term borrowings made by the Company for the purpose of purchasing or carrying securities for the Company, or for customers of the Company.

“Subordinated Indebtedness”: Indebtedness of the Company that is subordinated in right of payment to the Obligations, provided that, to the extent incurred after the Effective Date, such Indebtedness has (a) no maturity, amortization, mandatory redemption or repurchase option or sinking fund payment prior to the date that is six months after the Maturity Date (other than customary provisions for application of asset sale proceeds or following a change of control) and (b) customary subordination provisions as shall be reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Subsidiary”: as to any Person, (a) a corporation, limited liability company or other similar business entity of which shares of stock or other equity interests having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation or entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or (b) any partnership of which such Person and/or one or more Subsidiaries of such Person has, directly or indirectly, more than 50% of the interest in profits and losses. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Trade Debt”: of a Person, at a particular date, (i) indebtedness of such Person resulting from free credit balances and similar payables, day loans, Installment Notes, Street Loans, and other liabilities and obligations incurred in the ordinary course of business of such Person both as principal and as agent as an investment banker, futures commission merchant, broker dealer or financial services institution; and (ii) other short term indebtedness of such Person incurred in the ordinary course of its business not material individually or in the aggregate to such Person.

“Type”: as to any Loan, its nature as a Fed Rate Loan or a Eurodollar Loan.

“USA PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Wholly Owned Subsidiary”: of any Person, a Subsidiary of such Person 95% of the outstanding Capital Stock or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Notes, unless otherwise specified, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof, including, without limitation, any covenant in Article VI, to eliminate the effect of any change in GAAP (or the application thereof) adopted after the Effective Date on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any such provision for such purpose), then the Company’s compliance with such provision shall be determined on the basis of GAAP in effect and applied immediately before the relevant change in GAAP (or the application thereof) became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Required Lenders.

(c) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. AMOUNT AND TERMS OF LOAN COMMITMENTS

2.1 Loans. (a) Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (individually, a “Loan”; collectively, the “Loans”) to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Bank’s Commitment, as such amount may be reduced as provided herein. During the Commitment Period, the Company may use the Commitments by borrowing, prepaying the Loans in whole or in part subject to subsection 2.9, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Loans may from time to time be (i) Eurodollar Loans, (ii) Fed Rate Loans or (iii) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.6 and 2.7, provided that no Loan shall be continued as or converted into a Eurodollar Loan after the day that is one month prior to the Maturity Date.

2.2 Notes. Each Bank may request that the Loans made by such Bank pursuant hereto shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A hereto, with appropriate insertions as to date and principal amount (individually a “Note”; collectively, the “Notes”), payable to the order of such Bank and evidencing the obligation of the Company to pay the aggregate unpaid principal amount of all Loans made by such Bank hereunder, with interest thereon as prescribed in Section 2.3. Each Bank is hereby authorized to record the date and amount of each Loan made by such Bank, and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of its Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that any error or omission in making any such recordation shall not affect the obligations of the Company hereunder or under any Note. Each Note shall (x) be stated to mature on the last day of the Commitment Period and (y) bear interest on the unpaid principal amount thereof from time to time outstanding at the rates set forth in Section 2.3.

2.3 Interest Rates and Interest Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Fed Rate Loan shall bear interest for each day at a rate per annum equal to the Fed Rate determined for such day plus the Applicable Margin.

(c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

(d)(i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), then such overdue principal amount shall bear interest at a rate per annum which is 2% above the rate which would otherwise be applicable pursuant to Section 2.3(a) or 2.3(b), as the case may be, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is 2% above the rate then applicable to Fed Rate Loans, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

2.4 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Bank a commitment fee computed at the Commitment Fee Rate on the average daily amount of the undrawn Commitment of such Bank during the period for which payment is made, the accrued and unpaid portion of such fee to be payable in arrears on the last day of March, June, September and December of each year (commencing on the first such date to occur after the Effective Date) and on the Maturity Date. The Administrative Agent shall promptly distribute to each Bank its pro rata share of each payment of such fees.

(b) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the date as set forth in the Fee Letter and to perform any other obligations contained therein.

2.5 Computation of Interest and Fees. (a) Interest and fees shall be computed on the basis of (i) a 360 day year for actual days elapsed for Eurodollar Loans and (ii) a 365 day or 366 day, as the case may be, year for actual days elapsed for Fed Rate Loans and for fees under this Agreement. The Administrative Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate or of a Fed Rate. Any change in the interest rate on a Loan resulting from a change in the Fed Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the Banks of such effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.3(a) or 2.3(b), as the case may be.

2.6 Procedure for Borrowing. The Company may borrow Loans under the Commitments during the Commitment Period on any Business Day, provided that the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans or (b) one (1) Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Fed Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor. Each borrowing of Loans pursuant to the Commitments shall be in an aggregate principal amount equal to the lesser of (i) $5,000,000 or a whole multiple thereof, and (ii) the Available Commitments. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Bank thereof. Each Bank will make available to the Company at the office of the Administrative Agent specified in Section 12.2, prior to 12:00 noon (New York City time) on the requested Borrowing Date, or as soon as practicable thereafter, an amount in immediately available funds equal to the amount of the Loan to be made by such Bank.

2.7 Conversion and Continuation Options. (a) The Company may elect from time to time to convert Eurodollar Loans to Fed Rate Loans, by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election. The Company may elect from time to time to convert Fed Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. All or any part of outstanding Eurodollar Loans and Fed Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Banks have determined and notified the Company that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Maturity Date.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Banks have determined and notified the Company that such a continuation is not appropriate or (ii) after the date that is one month prior to the Maturity Date and provided, further, that if the Company shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to Fed Rate Loans on the last day of such then expiring Interest Period.

2.8 Termination or Reduction of Commitments. The Company shall have the right, upon not less than three (3) Business Days’ notice to the Banks, to terminate the Commitments or, from time to time, reduce the amount of the Commitments; provided that, subject to the proviso in Section 2.9(a), (a) any such reduction shall be accompanied by prepayment of the Loans to the extent, if any, that the amount of the Loans then outstanding exceeds the amount of the Commitments as then reduced, (b) any such termination of the Commitments shall be accompanied by prepayment in full of the Loans then outstanding, together with accrued interest thereon to the date of such prepayment, and the payment of any unpaid commitment fee then accrued hereunder and other amounts, if any, payable by the Company hereunder and (c) for any such prepayment, the Company shall reasonably promptly pay the costs arising therefrom pursuant to Section 2.12. Any such reduction shall be in an amount of $5,000,000, or greater integral multiple of $5,000,000, and shall reduce permanently the amount of the Commitments then in effect.

2.9 Optional Prepayments of Loans. (a) The Company may, at any time, on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans (or on any other day if the Company reasonably promptly pays the costs arising therefrom pursuant to Section 2.12), and from time to time, in the case of Fed Rate Loans, and upon three (3) Business Days’ irrevocable notice (such notice to be revocable only if such prepayment is conditioned upon a refinancing of the Loans or other events mutually agreed between the Company and the Administrative Agent), in the case of Eurodollar Loans, and upon one (1) Business Day’s notice, in case of Fed Rate Loans, to the Administrative Agent, prepay the Loans on the date specified in such notice, in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that each partial prepayment of Loans shall be in a principal amount of $5,000,000 or a larger integral multiple of $1,000,000.

(b) Upon receipt of a notice of prepayment of Loans pursuant to Section 2.9(a), the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment.

2.10 Pro Rata Treatment and Payments. (a) Each borrowing of Loans by the Company from the Banks and each payment (including each prepayment) by the Company on account of principal of and interest on the Loans shall be made pro rata according to the respective principal and interest owed to the Banks and any reduction of the Commitments of the Banks hereunder shall be made pro rata according to the respective Commitment Percentages of the Banks. All payments (including prepayments) to be made by the Company in respect of the Loans on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made directly to the office of the Administrative Agent specified in Section 12.2, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall distribute such payments to the Banks entitled thereto promptly upon receipt in like funds as received by the Administrative Agent. If any payment hereunder becomes due and payable on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) Each Bank shall apply the amount of each payment (including each prepayment) made by the Company on account of principal of the Loans to the payment of the then outstanding principal amounts of Loans, in such amounts and in such order as the Company shall direct by notice to the Administrative Agent (or, in the case of a prepayment pursuant to Section 2.9, as the Company shall direct in its notice of prepayment), provided that if the Company shall fail to give any such notice, each Bank shall apply the amount received to the payment of the then outstanding Loans pro rata according to the respective outstanding principal amounts of such Loans.

2.11 Non-Receipt of Funds by the Administrative Agent. (a) Unless the Administrative Agent shall have been notified by the Company prior to the date on which any payment in respect of a Loan is due from it hereunder (which notice shall be effective upon receipt) that the Company does not intend to make such payment, the Administrative Agent may assume that the Company has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Bank on such payment date an amount equal to the portion of such assumed payment to which such Bank is entitled hereunder, and if the Company has not in fact made such payment to the Administrative Agent, such

Bank shall, on demand, repay to the Administrative Agent the amount made available to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to such Bank and ending on (but excluding) the date such Bank repays such amount to the Administrative Agent, at a rate per annum equal to the Administrative Agent’s cost of obtaining overnight funds in the federal funds market in New York on each such day.

(b) A certificate of the Administrative Agent submitted to any Bank with respect to any amount owing under the foregoing paragraph (a) shall be prima facie evidence of the facts stated therein.

2.12 Indemnity. The Company agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Company in making any prepayment of or conversion from a Eurodollar Loan after the Company has given a notice thereof in accordance with the provisions of Section 2.9 or (c) the making of a prepayment or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, prepaid, converted or continued, for the period from the date of such prepayment or of such failure to borrow, prepay, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable Eurodollar Rate (excluding the Applicable Margin) over (ii) the amount of interest (as reasonably determined by such Bank) which would have accrued to such Bank on such amount by redeploying such amount in respect of deposits in the eurodollar market for a comparable period. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13 Capital Adequacy. In the event that any of the Banks shall have determined that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy, or any change after the date hereof therein or in the interpretation or application thereof or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority including under Basel III or Dodd-Frank, does or shall have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then after submission by such Bank to the Company of a written request therefor, the amount of interest payable by the Company to such Bank on each Interest Payment Date shall be increased by such amount (as determined in good faith by such Bank in accordance with its practice applicable in similar circumstances under comparable provisions of other financing agreements of similarly situated borrowers) as will compensate such Bank for the portion of such reduction allocable to the period in respect of which interest is so paid on such Interest Payment Date. A certificate as to any additional amounts payable pursuant to this Section 2.13, together with a statement by such Bank that such amounts have been calculated consistently with amounts calculated and claimed for in the case of other borrowers parties to revolving credit agreements with such Bank, submitted by such Bank, through the Administrative Agent, to the Company, shall be conclusive evidence, absent demonstrable error, of the facts stated therein. Notwithstanding the foregoing, the Company shall not be required to compensate a Bank for any increased costs or reductions incurred more than 270 days prior to the date that such Bank notifies the Company of the change in law giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation under this Section; provided that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period the Administrative Agent shall give telecopy notice thereof to the Company and the Banks as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Fed Rate Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as Fed Rate Loans and (c) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Fed Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Company have the right to convert Loans to Eurodollar Loans.

2.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof (including under Basel III or Dodd-Frank) shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, then, such Bank shall give written notice thereof to the Company and to the Administrative Agent and (a) the commitment of such Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Fed Rate Loans to Eurodollar Loans shall forthwith be suspended for the duration of such unlawfulness and (b) the Bank and the Company shall promptly enter into negotiations in good faith to agree to a solution to such illegality, limitation or impracticability; provided however, that if such an agreement has not been reached by the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, such Bank’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Fed Rate Loans. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Bank such amounts, if any, as may be required pursuant to Section 2.12. Each Bank that has delivered a notice pursuant to this Section, if the circumstances giving rise to such notice cease to exist, shall notify the Company thereof as soon as practicable.

2.16 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Bank to any tax on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for Non-Excluded Taxes covered by Section 2.17, changes in the rate of tax on the overall net income of such Bank, any branch profits imposed by the United States of America or any similar tax imposed by any other jurisdiction and any United States federal withholding taxes imposed under FATCA);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the amount of interest payable by the Company to such Bank on the Interest Payment Date in respect of each Interest Period shall be increased by such amount (as determined in good faith by such Bank in accordance with its practice applicable in similar circumstances under comparable provisions of other financing agreements of similarly situated borrowers) as will compensate such Bank for such increased cost or reduced amount receivable allocable to such Interest Period. Any Bank claiming additional amounts pursuant to this Section 2.16 shall use its reasonable efforts (consistent with internal policy and applicable legal and regulatory restrictions) to take such action, as requested by the Company in writing, if the taking of such action would avoid the need for or reduce the amount of any such additional amounts and would not, in the judgment of such Bank, be adverse to the affected Loans or to such Bank.

If any Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Bank to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of demonstrable error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) No Bank shall be entitled to any compensation under this Section 2.16 for any costs incurred or reduction suffered with respect to any date unless such Bank shall have notified the Company that it will demand compensation for such costs or reductions under paragraph (a) above not more than 60 days after the later of (i) such date and (ii) the date on which such Bank shall have become aware of such costs or reductions.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) Dodd-Frank and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law under this Agreement, regardless of the date enacted, adopted, issued or implemented.

2.17 Taxes. (a) All payments made by or on account of the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto), excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Bank by (A) the jurisdiction under the laws of which such entity is organized or in which its principal office or applicable lending office is located or (B) any jurisdiction as a result of a present or former connection between the Administrative Agent or such Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above and (iii) any United States federal withholding taxes imposed under FATCA; provided, that if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by or on account of the Company to the Administrative Agent or any Bank as determined in good faith by the applicable withholding agent, (x) such amounts shall be paid to the relevant Governmental Authority by the applicable withholding agent in accordance with applicable law, and (y) the amounts so payable by the Company to the Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided further, however, that the Company shall not be required to increase any such amounts payable to the Administrative Agent or any Bank with respect to any Non-Excluded Taxes (1) that are attributable to such Bank’s failure to comply with the requirements of paragraph (d) of this Section, or (2) that are United States federal withholding taxes imposed on amounts payable by the Company to such Bank at the time such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company (or the Administrative Agent on account of such Banks), as promptly as possible after the payment of such Non-Excluded or Other Taxes, the Company shall send to the Administrative Agent for its own account or for the account of the relevant Bank, as the case may be, proof of payment thereof. If (i) the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or (ii) any Non-Excluded Taxes (other than taxes described in clauses (1) and (2) of the final proviso of Section 2.17(a)) or Other Taxes are imposed directly upon the Administrative Agent or any Bank, the Company shall indemnify the Administrative Agent and the Banks for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any such failure, in the case of (i) or any such direct imposition, in the case of (ii).

(d) Any Bank that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder shall, to the extent it is legally entitled to do so, deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonable requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Bank (or Assignee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI, of Form W-8IMY (together with any applicable underlying IRS forms) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Company under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Company and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). If a payment made to a Bank would be subject to U.S. federal withholding imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) Each Bank shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.

(f) If the Administrative Agent or any Bank determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, and/or additional amounts paid, by the Company under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the written request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Commitment Reductions and Mandatory Prepayments. If on any date the Company or any of its Subsidiaries shall receive Net Proceeds from a Designated Asset Sale and if, after such Designated Asset Sale, the Company or any of its Subsidiaries owns less than 65% of the Capital Stock of the Designated Subsidiary subject to such Designated Asset Sale, the Commitments shall be permanently reduced by an amount equal to 100% of the value of such Net Proceeds (the “Disposition Amount”); provided that, if immediately prior to giving effect to such Designated Asset Sale, the Company and its Subsidiaries own in excess of 65% of the Capital Stock of the Designated Subsidiary that is subject to such Designated Asset Sale, the “Disposition Amount” shall be limited to the portion of the Net Proceeds attributable to the percentage of the Capital Stock of such Designated Subsidiary sold, transferred, otherwise disposed of or issued, that is equal to the difference between 65% and the percentage of the Capital Stock of such Designated Subsidiary owned by the Company and its Subsidiaries after giving effect to such Designated Asset Sale. Any such reduction shall be accompanied by (x) a prepayment of the Loans to the extent, if any, that the amount of the Commitments then reduced and (y) payment of the costs arising therefrom pursuant to Section 2.12.

2.19 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Bank is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.4;

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Banks, each affected Bank, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.1), provided that any waiver, amendment or modification that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender hereunder, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative

Agent, (iii) third, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (iv) fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (v) fifth, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement.

Notwithstanding Section 2.20, the Company may, upon not less than three (3) Business Day’s notice to a Defaulting Lender and the Administrative Agent (which the Administrative Agent will promptly provide to the other Banks), terminate or reduce the unused Commitment of such Defaulting Lender (without being required to terminate or reduce the Commitments of other Banks); provided, that the Company may not terminate or reduce such Commitment if after giving effect to such termination or reduction, the aggregate principal amount of outstanding Loans would exceed the total Commitments. At any time after termination or reduction of a Defaulting Lender’s unused Commitment, (i) the Company may identify one or more banks or financial institutions willing to become a party to this Agreement as a Bank and (ii) the Company may enter into an agreement with each such bank or financial institution pursuant to which it shall become a Bank with a Commitment under this Agreement, provided, that (a) the Administrative Agent approves the bank or financial institution that is to become a Bank under this Agreement, (b) the agreement pursuant to which such bank or financial institution becomes a party to this Agreement shall be reasonably satisfactory to the Administrative Agent, (c) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the banks or financial institutions that become Banks hereunder (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (d) the aggregate amount of the new Commitments of banks or financial institutions that become Banks hereunder pursuant to this sentence does not exceed the amount of the terminated or reduced Commitment of the Defaulting Lender.

In the event that the Administrative Agent and the Company each agrees that a Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, then outstanding Loans of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Administrative shall determine may be necessary in order for such Bank to hold such Loans in accordance with the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Bank’s Commitment; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Bank was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, a Bank’s ceasing to be a Defaulting Lender will not constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Lender.

2.20 Mitigation Obligations; Replacement of Lenders. (a) If any Bank requests compensation under Section 2.16, or requires the Company to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.17, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b) If any Bank requests compensation under Section 2.16, or if the Company is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.17, or if any Bank is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.7), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. In case such Bank is a Defaulting Lender, each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Bank required to make such assignment need not be a party thereto.

SECTION 3. RESERVED

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Banks to enter into this Agreement and to make the Loans herein provided for, the Company hereby represents and warrants to the Banks and the Administrative Agent that:

4.1 Financial Condition. The audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2009, December 31, 2010 and December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Material Adverse Effect. Since December 31, 2011, there has been no event or development that would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. The Company (a) is a limited liability company formed and validly existing under the Limited Liability Company Law of the State of Delaware, or, if at any time after the Effective Date the Company has changed its form of business organization to a corporate or partnership form, is, on any date on or after the effectiveness of such change upon which this representation is made or deemed made, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority under such law to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. Each of the Company’s Significant Subsidiaries (x) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (y) has the requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (z) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. Each of the Company and its Significant Subsidiaries is in

compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, property, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and would not materially adversely affect the ability of the Company to perform its obligations under this Agreement and the Notes.

4.4 Power; Authorization; Enforceable Obligations. The Company has the requisite power and authority and the legal right to make, deliver and perform this Agreement and the Notes and to borrow hereunder and has taken all necessary and proper action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement and the Notes by the Company. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required by the Company in connection with the borrowings hereunder or with the execution, delivery or performance of this Agreement or the Notes by the Company or with the validity or enforceability of this Agreement or the Notes against the Company. This Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). On the date of the initial Loans hereunder, each Note, if requested, will have been duly executed and delivered on behalf of the Company and will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the Notes, the borrowings hereunder and the use of the proceeds thereof, will not violate the organizational or governing documents of the Company or any of its Significant Subsidiaries, any other material Requirement of Law or any material Contractual Obligation of the Company or of any of its Significant Subsidiaries, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

4.6 No Material Litigation. Except as disclosed in the SEC Filings, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Significant Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement or the Notes, or (b) which is reasonably likely to be adversely determined and, if adversely determined, would reasonably be expected to have, a Material Adverse Effect.

4.7 No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Company and its Subsidiaries, if any, has good title to or valid leasehold interests in all its material real property, and good title to all its other material property, and none of such property is subject to any Lien prohibited by Section 7.3.

4.9 Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority except (a) those taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or any of its Significant

Subsidiaries, as the case may be, or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.11 ERISA. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) during the five-year period prior to the date on which this representation is made or deemed made, (i) no Reportable Event or non-exempt Prohibited Transaction has occurred with respect to any Plan; (ii) no termination of a Single Employer Plan has occurred with respect to which the liability remains unsatisfied and no Lien in favor of the PBGC has arisen; (iii) there has been no failure to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, including but not limited to the occurrence of an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA as in effect prior to the effective date of the Pension Protection Act of 2006)) with respect to any Single Employer Plan; and (iv) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan, or failure by the Company or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan; (b) the Company, each of its Significant Subsidiaries and each Commonly Controlled Entity is in compliance in all respects with the applicable provisions of ERISA and the Code relating to Plans; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits and there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (d) neither the Company nor any Commonly Controlled Entity has received from the PBGC or a plan administrator any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan under Section 4042 of ERISA; (e) neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in any liability under Section 4201 of ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (f) neither the Company nor any Commonly Controlled Entity has received any notice of a determination that a Multiemployer Plan is in Reorganization, Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (g) with respect to each Foreign Plan, there has been no failure (i) to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (ii) to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (iii) of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

4.12 Investment Company Act; Other Regulations. Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by a registered “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is subject to regulation under any Requirement of Law (other than Regulation X of the Board and Rule 15c3-1 as promulgated by the SEC under the Act) that limits its ability to incur Indebtedness.

4.13 Significant Subsidiaries. Except as disclosed to the Administrative Agent (who shall promptly notify the other Banks upon receipt of such disclosure) by the Company in writing from time to time after the Effective Date, (a) Schedule 4.13 sets forth the name and jurisdiction of incorporation of each Significant Subsidiary and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than Exchangeable Interests, stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any of its Significant Subsidiaries, except as created by this Agreement.

4.14 Accuracy of Information, etc. No statement or information contained in this Agreement or any other document, certificate or statement furnished by or on behalf of the Company to the Administrative Agent or the Banks, or any of them, for use in connection with the transactions contemplated by this Agreement, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in each case taken as a whole; provided that, with respect to any such statement or information with respect to projected financial information or other projected results, the Company represents only that such information was based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Banks that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein or in any other documents, certificates and statements furnished to the Administrative Agent and the Banks for use in connection with the transactions contemplated hereby.

4.15 Use of Proceeds. The proceeds of the Loans shall be used by the Company for general corporate purposes.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder and the effectiveness of this Agreement are subject to the satisfaction of the following conditions precedent:

(a) Execution of Agreement. The Administrative Agent shall have received this Agreement, executed by an authorized officer of each Bank party hereto and by an authorized officer of the Company.

(b) Notes. The Administrative Agent shall have received a Note conforming to the requirements hereof and executed by an authorized officer of the Company for each Bank that has requested a Note prior to the Effective Date. The Administrative Agent shall promptly forward any such Notes to the appropriate Banks.

(c) Existing Credit Agreement. Prior to or substantially simultaneously with the Effective Date, the commitments under the Existing Credit Agreement 2 shall have been terminated and the Company shall have repaid all outstanding loans, unpaid interest thereon and all fees and expenses owed thereunder.

(d) Legal Opinion. The Administrative Agent shall have received (i) an opinion of Cravath, Swaine & Moore LLP, special counsel to the Company, substantially in the form of Exhibit B-1, and (ii) an opinion of Scott D. Hoffman, Managing Director and the General Counsel to the Company, substantially in the form of Exhibit B-2, and (iii) and an opinion of Wilmer Cutler Pickering Hale and Dorr LLP, substantially in the form of Exhibit B-3, each dated the Effective Date and addressed to the Administrative Agent and the Banks.

(e) Closing Certificate. The Administrative Agent shall have received a Closing Certificate of the Company dated the Effective Date, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments (including the certificate of formation and the operating agreement of the Company) executed by an officer of the Company.

(f) Incumbency and Signatures. The Administrative Agent shall have received a certificate of an officer of the Company, dated the Effective Date, as to the incumbency and signatures of the officers of the Company, duly authorized to sign this Agreement, the Notes and any certificate or other document required to be delivered pursuant thereto.

(g) Fees. The Administrative Agent shall have received all fees required to be paid to it and each Bank under this Agreement on or prior to the Effective Date.

5.2 Conditions to All Loans. The making by each Bank of any Loan hereunder (but not the conversion or continuation of any Loan pursuant to Section 2.7) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. The representations and warranties made by the Company herein or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the Borrowing Date as if made on and as of such date (it being understood and agreed that any representation and warranty that (i) is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct (after giving effect to any qualification therein) in all respects and (ii) by its terms is made as of a specified date shall be true and correct in all material respects only as of such specified date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made on such Borrowing Date.

(c) Compliance Certificate. Notwithstanding the fact that no Event of Default has occurred and is continuing, if the Company has failed to comply with the financial covenants set forth in Section 7.1 for any period of time, the Company shall have delivered a Compliance Certificate substantially in the form of Exhibit D.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) of this Section have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amounts (other than indemnities and other contingent liabilities that survive the repayment of the Loans) is owing to the Banks or the Administrative Agent hereunder, the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each Significant Subsidiary to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Bank:

(a) as soon as available, but in any event within 90 days after each December 31st or other date on which the annual audit of the Company is conducted, a copy of the balance sheet of the Company and its consolidated Subsidiaries as at such date and the related statement of income for the fiscal year then ended, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally or regionally recognized standing; provided that any such financial statements that are made available on the SEC’s EDGAR system or the Company’s website shall be deemed delivered to the Administrative Agent on the date such documents are made so available; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first, second and third quarterly periods of each fiscal year of the Company, the unaudited balance sheet of the Company and its consolidated Subsidiaries as at the end of each such quarter and the related unaudited statement of income of the Company and its consolidated Subsidiaries for the fiscal year to date, certified by a Responsible Officer of the Company with responsibility for financial reporting matters (subject to normal year-end audit adjustments); provided that any such financial statements that are made available on the SEC’s EDGAR system or the Company’s website shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail in accordance with GAAP applied consistently throughout the period reflected therein (except as disclosed therein), and in the case of clause (b) above, subject to normal year-end audit adjustments and the absence of footnotes. Notwithstanding anything to the contrary in this Section 6.1, if financial statements for the Company shall no longer be publicly available on the SEC’s EDGAR system or the Company’s website, this Section 6.1 shall be deemed to be satisfied upon the delivery of financial statements of Holdings.

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Bank:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a certificate of an authorized financial officer of the Company (i) stating that, to the best of such authorized financial officer’s knowledge, the Company and its Significant Subsidiaries during such period have observed or performed all of their covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Notes to be observed, performed or satisfied by them, and that such officer has obtained no knowledge of any Event of Default, in each case except as specified in such certificate, (ii) setting forth quarterly computations with respect to compliance with Section 7.1 of this Agreement and (iii) setting forth the aggregate amount of Indebtedness incurred pursuant to Section 7.2(d) of this Agreement that is outstanding as of the last day of the fiscal period covered by such financial statements;

(b) [Reserved];

(c) as soon as possible and in any event within 30 days after the Company knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Company or any Commonly Controlled Entity with respect to the withdrawal from, or the terminating, reorganization or insolvency of, any Single Employer Plan or Multiemployer Plan, a certificate of an authorized officer of the Company setting forth the details thereof and the action, if any, that the Company or the Commonly Controlled Entity proposes to take with respect thereto; and

(d) promptly, such additional financial and other information, as the Banks may from time to time reasonably request and which the Company is not expressly prohibited by law or written contract from disclosing.

6.3 Conduct of Business and Maintenance of Existence; Compliance. (a) Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its existence (which, in the case of the Company shall be as a duly formed and existing limited liability company or, if the provisions set forth in the immediately succeeding sentence have been satisfied, a duly organized and existing corporation or partnership), except as otherwise expressly permitted under Section 7.4, (b) take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. The Company may change the form of its business organization from limited liability company to corporate form or to a limited partnership form provided that (i) immediately upon giving effect to any such change, all representations and warranties made by the Company under Section 4 hereof are true and correct as if made at such time by the Company in such successor form and (ii) upon or prior to the date of such change, the Company shall have delivered to the Administrative Agent a certificate of the Company to such effect and opinion satisfactory to the Administrative Agent with respect to the assumption of all agreements, obligations and liabilities hereunder by the Company in such successor form.

6.4 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and of a similar size; and furnish to each Bank, upon written request, full information as to the insurance carried.

6.5 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, with the prior consent of the Company, which shall not be unreasonably withheld (and not be required when any Event of Default has occurred and is continuing but with reasonable prior notice), permit representatives of any Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Significant Subsidiaries and with its independent certified public accountants.

6.6 Notices. Promptly give notice to the Administrative Agent and each Bank:

(a) of the occurrence of any Default or Event of Default upon obtaining knowledge thereof;

(b) of any litigation or proceeding which may exist at any time between the Company or any Subsidiary and any other person, which is reasonably likely to be adversely determined and if adversely determined would have a Material Adverse Effect;

(c) of the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event or non-exempt Prohibited Transaction resulting in liability in excess of $10,000,000 with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, any determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien in favor of the PBGC or a Plan, any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or determination that any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan or determination that any such Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; and

(d) of any other development that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action, if any, the Company proposes to take with respect thereto.

SECTION 7. NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amounts (other than indemnities and other contingent liabilities that survive the repayment of the Loans) is owing to the Banks or the Administrative Agent hereunder, the Company shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ended September 30, 2012, to be greater than 4.00 to 1.00.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of any fiscal quarter, commencing with the fiscal quarter ended September 30, 2012, to be less than 3.00 to 1.00.

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under this Agreement or the Notes;

(b) Indebtedness of the Company to any Wholly Owned Subsidiary and of any Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiary;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 7.2 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(d) Indebtedness of the Company to LLtd Corp II, LLtd 1 S.à r.l. and LLtd 2 S.à r.l. (collectively, the “Interim Financing Companies”) in respect of loans made by any such Interim Financing Company to the Company from excess funds attributable to (i) Restricted Payments permitted under Section 7.8 or (ii) loans made by the Company to any such Interim Financing Company;

(e) secured Broker-Dealer Indebtedness and Indebtedness of Lazard Frères Banque; provided that after giving effect to the incurrence of any unsecured Indebtedness by Lazard Frères Bank permitted under this Section 7.2(e), the aggregate of its unencumbered assets shall exceed the aggregate of its unsecured Indebtedness;

(f) Indebtedness of a Subsidiary acquired after the Effective Date or a corporation or other entity merged into or consolidated with the Company or any Subsidiary after the Effective Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that, immediately after giving effect to the acquisition or assumption of such Indebtedness (other than Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness), the Company shall be in pro forma compliance with the financial covenant set forth in Section 7.1(a);

(g) Capital Lease Obligations in connection with the Paris Lease and any Indebtedness the net proceeds of which are used to refinance or replace such Capital Lease Obligations; provided that the principal amount of such Indebtedness does not exceed the value of the real property covered by the Paris Lease;

(h) additional Capital Lease Obligations in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(i) purchase money Indebtedness incurred by the Company or any Subsidiary prior to or within 270 days of the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(j) Indebtedness of the Company in respect of the Senior Notes and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(k) Indebtedness in connection with Permitted Receivables Financings in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(l) Indebtedness in respect of letters of credit issued for the account of the Company or its Subsidiaries (other than letters of credit issued as guaranties for Indebtedness of the Company and its Subsidiaries);

(m) Subordinated Indebtedness of the Company or any of its Subsidiaries;

(n) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed $200,000,000 at any one time outstanding; provided that, immediately after giving effect to the incurrence of such additional Indebtedness, the Company shall be in pro forma compliance with the financial covenant set forth in Section 7.1(a);

(o) Guarantee Obligations of the Company and its Subsidiaries in respect of Indebtedness of the Company or its Subsidiaries so long as the incurrence of such Indebtedness is permitted under this Agreement; and

(p) Specified Non-Recourse Indebtedness.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a) Liens created, incurred or assumed by any Subsidiary of the Company which is a registered broker-dealer upon assets owned by such Subsidiary or held for such Subsidiary’s account to secure Trade Debt;

(b) Liens for taxes, assessments, governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

(d) (i) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation, (ii) licenses, sublicenses, leases or subleases granted in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries, (iii) Liens arising from UCC financing statements regarding operating leases and (iv) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(e) Liens incurred or pledges or deposits made to secure the performance of bids, tenders, sales contracts, trade contracts (other than for borrowed money), leases, statutory and other obligations required by law, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate; are not substantial, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(g) Liens on real property, leasehold improvements and equipment of the Company securing Specified Non-Recourse Indebtedness and/or Specified Recourse Indebtedness;

(h) any judgment Liens in respect of judgments that do not constitute an Event of Default under clause (h) of Section 9;

(i) purchase money Liens on property acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such property or other

Lien existing on any such property or assets at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price); provided, however, that no such Lien shall extend to or cover any property other than property being acquired, constructed on or improved;

(j) any assignment of an account or chattel paper (i) as part of the sale of the business out of which such account or chattel paper arose, (ii) for the purpose of collection only, (iii) under a contract to an assignee who is also to do the performance under such contract or (iv) in whole or partial satisfaction of pre-existing Indebtedness;

(k) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any of the Liens permitted by clause (i) above upon the same real property or assets theretofore subject thereto without increase in the amount of Indebtedness secured thereby;

(l) any Lien on any property or asset (or proceeds therefrom) that is existing prior to the acquisition thereof by the Company or any Subsidiary or on any property or asset of any Person that becomes a Subsidiary after the Effective Date that is existing prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(m) any Lien securing Indebtedness permitted under Sections 7.2(b) (only to the extent required under Requirements of Law), 7.2(e), 7.2(g), 7.2(h), 7.2(i) and 7.2(k);

(n) Liens on deposit accounts and securities accounts to secure certain pension obligations of Lazard & Co., Services Limited, provided that the aggregate amount of assets in the accounts subject to such Liens shall not exceed £20,000,000 at any one time;

(o) Liens existing on the Effective Date set forth on Schedule 7.2; and

(p) other Liens securing Indebtedness or other obligations not prohibited under Section 7.2 in an aggregate principal amount outstanding not to exceed $20,000,000 at any time outstanding.

7.4 Limitation on Fundamental Changes. Consummate any merger, amalgamation, statutory share exchange or consolidation or similar transaction (collectively, to “Merge” or a “Merger”, as applicable) involving the Company and its Significant Subsidiaries, or a sale or other disposition of all or substantially all of the assets of Company and its Subsidiaries taken as a whole (any of the foregoing, a “Business Combination”), except that:

(a) any Subsidiary of the Company may Merge with or into the Company or enter into a Business Combination with the Company (provided that the Company shall be the continuing or surviving person) or Merge with or into, or enter into a Business Combination with, any other Subsidiary;

(b) so long as no Default exists or would result therefrom, any Merger of a Significant Subsidiary, the purpose of which is to effect an asset sale or disposition permitted under this Agreement and not constituting a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole; and

(c) any Business Combination shall be permitted if: (A) more than 50% of, respectively, the outstanding equity interests in, and more than 50% of the combined voting power of the then outstanding voting interests entitled to vote generally in the election of directors or similar governing body, as the case may be, of the person resulting from such Business Combination (including, without limitation, a person which as a result of such transaction owns Holdings or all or substantially all of Holdings’ assets either directly or through one or more subsidiaries) shall be owned by persons who are the beneficial owners of the Company immediately prior to such Business Combination, and (B) no Change in Control shall occur.

7.5 RESERVED.

7.6 Limitation on Optional Payments and Modifications of Subordinated Indebtedness. (a) Make any optional payment or prepayment on, or optional redemption or purchase of, any Subordinated Indebtedness; provided that such optional payments, prepayments, redemptions or purchases shall be permitted so long as (i) made with the proceeds of Permitted Refinancing Indebtedness with respect thereto, (ii) such payments do not exceed in the aggregate the amount then available for Restricted Payments pursuant to Section 7.8(e), or (iii) the Leverage Ratio is not greater than 4.0 to 1.0 after giving effect to such optional payment, prepayment, redemption or purchase, or (b) make any amendment, modification or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, any Subordinated Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or any such amendment, modification or change which would not otherwise cause such Subordinated Indebtedness (assuming that such Indebtedness were incurred after the Effective Date) to fail to constitute Subordinated Indebtedness as defined herein).

7.7 Clauses Restricting Subsidiary Distributions. Other than pursuant to the Senior Note Indentures, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Significant Subsidiary of the Company to (a) make Restricted Payments in respect of any Capital Stock of such Significant Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (b) make loans or advances to, or other Investments in, the Company or any other Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions imposed by law, by any self-regulatory organizations or existing under this Agreement, (ii) any restrictions with respect to a Significant Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Significant Subsidiary, (iii) restrictions and conditions with respect to a Person that is not a Significant Subsidiary on the date hereof, which restrictions and conditions are in existence at the time such Person becomes a Significant Subsidiary and are not incurred in connection with, or in contemplation of, such Person becoming a Significant Subsidiary, (iv) restrictions and conditions no more restrictive than those in the Senior Note Indentures, (v) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (vi) customary provisions in leases and other contracts restricting the assignment thereof, and (vii) restrictions and conditions imposed by the Pension Reserve Letter Agreement, provided that such restrictions and conditions are limited to distributable reserves to be retained by Lazard & Co., Holdings Limited, Lazard & Co., Limited and Lazard & Co., Services Limited with an aggregate value not in excess of £20,000,000 at any one time.

7.8 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock (or equivalent) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any of the Company or any Subsidiary (collectively, “Restricted Payments”). Notwithstanding the foregoing, the Company and each Subsidiary may make the following Restricted Payments:

(a) amounts necessary for tax distributions in accordance with Article VI of the Company’s operating agreement as in effect as of the date hereof;

(b) distributions made in accordance with the Company’s operating agreement, as in effect as of the date hereof, in respect of profit participation interests;

(c) Restricted Payments made by any Subsidiary of the Company to the Company or any other Subsidiary of the Company or ratably with respect to its Capital Stock;

(d) pro rata distributions to any holders of Capital Stock in a joint venture;

(e) Restricted Payments in an amount equal to (i) $38,000,000 per annum, plus (ii) a cumulative amount from and after May 10, 2005 equal to the sum of (A) 40% of Consolidated Net Income as determined in accordance with the financial statements for the relevant period or periods, plus (B) proceeds received by the Company after the May 10, 2005 from the issuance of its Capital Stock and capital contributions, plus (C) the principal amount of any convertible or exchangeable securities actually converted or exchanged minus (iii) the aggregate amount of restricted payments made during the period from May 10, 2005, to the Effective Date pursuant to Section 7.8(e) of the Existing Credit Agreement 2 and Section 7.8(e) of the Existing Credit Agreement 1 minus (iv) at any time, the aggregate amount of payments made pursuant to Section 7.6(a)(ii) hereto;

(f) Restricted Payments necessary for any parent of the Company to pay operating expenses attributable to the Company and other similar corporate overhead costs and expenses incurred in the ordinary course of business which are attributable to the Company;

(g) if no Event of Default has occurred and is continuing, payments of dividends on any preferred stock;

(h) Restricted Payments made by the Company or by any Significant Subsidiary of the Company, in connection with the purchase of Holdings Capital Stock in an amount equal to 100% of the market value of Holdings Capital Stock that is scheduled to vest during such year under an equity compensation plan authorized and approved by the Board of Directors of the Company;

(i) dividend payments to employees holding Capital Stock received upon the exercise of compensation options under a benefit plan; and

(j) Restricted Payments made in connection with the Lazard Asset Management Equity Plan.

7.9 Disposition of Designated Subsidiaries. Enter into any Designated Asset Sale, if, after giving effect to such Designated Asset Sale, the Company shall own, directly or indirectly, Capital Stock of any Designated Subsidiary representing less than a majority of (a) the Capital Stock of such Designated Subsidiary, (b) the Capital Stock of such Designated Subsidiary entitled to vote generally in the election of directors or (c) the right to receive dividends or other distributions from such Designated Subsidiary.

SECTION 8. RESERVED

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Company shall fail to pay any principal of any Loan when any such amount becomes due in accordance with the terms hereof; or to pay any interest on any Loan, or any other amount payable hereunder, within five (5) days after such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made by the Company herein or pursuant hereto or which is contained in any certificate or other document furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made; or

(c) The Company shall default in the observance or performance of any agreement contained in Section 6.3(a) (with respect to the existence of the Company only), Section 6.6(a) or in Section 7 (other than, so long as there are no Loans outstanding under this Agreement, Section 7.1); or

(d) The Company shall default in the observance of the financial covenants set forth in Section 7.1 on the last day of any fiscal quarter on which there are no Loans outstanding under this Agreement and such default shall continue unremedied at the end of the next succeeding fiscal quarter; or

(e) The Company shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days following notice thereof by the Administrative Agent to the Company; or

(f) The Company or any of its Significant Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans) in excess of $10,000,000 (or in the case of the Company, $25,000,000) beyond the period of grace, if any, provided in the instrument or agreement (or any extension of such period granted to the Company) under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness in excess of $10,000,000 (or in the case of the Company, $25,000,000) to become due prior to its stated maturity; or

(g) (i) Any Person shall engage in any non-exempt Prohibited Transaction involving any Plan; (ii) any failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any of its Significant Subsidiaries or any Commonly Controlled Entity; (iii) a filing shall be made pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, or there shall be a failure by the Company or any Commonly Controlled Entity to make by its due date a required contribution to any Single Employer Plan or Multiemployer Plan; (iv) a determination shall be made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (v) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the Banks’ reasonable opinion, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (vi) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (vii) the Company, any of its Significant Subsidiaries or any Commonly Controlled Entity shall, or shall be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or there shall be a determination that any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (viii) with respect to any Foreign Plan, there shall occur (A) a failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (B) a failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) a failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; or (ix) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (ix) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any Significant Subsidiary to any tax, penalty or other liabilities that, in the aggregate, would have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Company or any of its Significant Subsidiaries involving in the aggregate a liability (not paid or to the extent not covered by insurance) of $10,000,000 (or in the case of the Company, $25,000,000) or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(j) a Change in Control shall occur.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (i) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

SECTION 10. RESERVED

SECTION 11. THE ADMINISTRATIVE AGENT

11.1 Appointment. Each Bank hereby irrevocably designates and appoints Citibank, N.A., as the Administrative Agent of such Bank under this Agreement, and irrevocably authorizes Citibank, N.A., as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Banks, and no implied covenants, function, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

11.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence, bad faith or willful misconduct), or (ii) responsible in any manner to the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or for any failure of the Company to perform its obligations hereunder. The Administrative Agent shall not be under any obligation to the Banks to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company. The Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any bankruptcy or insolvency proceeding or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency proceeding.

11.4 Reliance by Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Notes.

11.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or “notice of event of default”, as the case may be. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Banks jointly; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

11.6 Non-Reliance on Administrative Agent. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to such Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7 Indemnification. Each Bank agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the amount of its original Commitment and the amount of the original Commitment of the Administrative Agent, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that the Banks shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder.

11.8 Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Bank” and “Banks” shall include the Administrative Agent in its individual capacity.

11.9 Successor Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Company and the Banks. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Banks shall appoint a successor agent, which successor agent shall be subject to approval by the Company and the Administrative Agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 12. MISCELLANEOUS

12.1 Amendments and Waivers. Neither this Agreement, any Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and the Company or, with the written consent of the Required Lenders, the Administrative Agent and the Company may, from time to time, (a) enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Banks or of the Company hereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any

Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Bank’s Commitment, eliminate or reduce the voting rights of any Bank under this Section 12.1, amend, modify or waive any provision of Section 2.10 (except for the reduction of Commitments pursuant to Section 2.19 or the reduction, in connection with an amendment approved by the Required Lenders, of the Commitment of any Bank that does not consent to such amendment if such reduction of the non-consenting Banks was approved by such amendment) or 12.7 (only if such amendment or modification makes the assignment and participation provisions more restrictive to the Bank), in each case without the written consent of each Bank directly affected thereby; (ii) reduce any percentage specified in the definition of Required Lenders without the written consent of all Banks; or (iii) amend, modify or waive any provision of Section 11 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall be binding upon the Company, the Banks, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Company, the Banks and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

12.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of facsimile notice, when sent, confirmation received, addressed as follows in the case of the Company, the Banks or the Administrative Agent, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company:

Lazard Group LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: Chief Financial Officer

Facsimile: (212) 632-6670

E-mail Address: matthieu.bucaille@lazard.com

With a copy to:

Lazard Group LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: Assistant Treasurer

Facsimile: (212) 632-6670

E-mail Address: kurt.langer@lazard.com

The Administrative Agent:

Citibank, N.A.

1615 Brett Road, OPS 3

New Castle, Delaware 19720

Attention: Robert Ross

Facsimile: (212) 994-0961 Telephone: (302) 323-5499

E-mail Address: Robert.Ross@citigroup.com

Copy to: GLAgentOfficeOps@citi.com

The Banks:	address, facsimile number, electronic mail address or telephone number specified in the Bank’s Administrative Questionnaire, a form supplied by the Administrative Agent, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by the Bank in a notice to the Administrative Agent provided that any notice, request or demand to or upon the Administrative Agent or any Bank pursuant to Sections 2.6, 2.7, 2.8 and 2.9 shall not be effective until received.

(b) The Company hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under the Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under the Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Company agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(c) The Company further agrees that the Administrative Agent may make the Communications available to the Banks by posting the Communications on Debt Domain or a substantially similar electronic transmission systems (the “Platform”).

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in paragraph (b) of this Section shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Credit Documents. Each Bank agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder or under the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the Notes are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

12.5 Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent and the Lead Arranger for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution, and any amendments or modifications or waivers of the provisions of this Agreement and any other documents prepared in connection therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel (and, if necessary, one local counsel per jurisdiction) to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Bank and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, including the reasonable fees and disbursements of one counsel (and, if necessary, one local counsel per jurisdiction) to each Bank and of one counsel (and, if necessary, one local counsel per jurisdiction) to the Administrative Agent, (c) to pay, indemnify, and hold each Bank and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, and hold each Bank and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Company under this Agreement (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee. All amounts due under this Section 12.5 shall be payable promptly after written demand therefor. Statements payable by the Company pursuant to this Section 12.5 shall be submitted to the address of the Company set forth in Section 12.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder. The Banks shall endeavor in good faith to limit the number of counsel retained by them to avoid duplication of expenses.

12.6 Confidentiality. The Banks shall not disclose any information that the Company or any of its Subsidiaries furnishes to the Banks, other than (a) as required by any law, rule or regulation or judicial process (in which case, such Bank shall inform the Company promptly thereof to the extent permitted by law, rule or regulation or judicial process), (b) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (c) to actual or proposed (with the consent of the Company) assignees, transferees and participants; provided that any such disclosure and any such proposed assignee, transferee or participant agrees to treat confidentially all such information and to use such information solely for the purpose of evaluating whether to become an assignee, transferee or participant, as the case may be, (d) to its advisors and attorneys on a “need to know” basis and (e) to the extent such information becomes (A) publicly available other than as a result of a breach of this Section 12.6 or (B) available to the Administrative Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

12.7 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Administrative Agent’s and each Bank’s Affiliates and their respective directors, officers, employees, agents and advisors) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Company (such consent not to be unreasonably withheld or delayed), provided that no consent of the Company shall be required (x) for an assignment to an affiliate of a Bank from such Bank or (y) if an Event of Default under Sections 9(a) or (i) has occurred; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Bank, an affiliate of a Bank or an Approved Fund (as defined below).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Bank, an affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank Commitments or Loans hereunder, the amount of the Commitments or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Bank and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its discretion); provided that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender; and

(C) the Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 12.7, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

No assignment will be made to any Defaulting Lender or any of its subsidiaries except for as set forth in Section 2.19(c).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.16, 2.17 and 12.5). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 12.7 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. The Administrative Agent shall promptly notify the Company of the effectiveness of any assignment under this Section.

(c)(i) Any Bank may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Bank directly affected thereby pursuant to the proviso to the second sentence of Section 12.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.16 and 2.17 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8(b) as though it were a Bank, provided such Participant shall be subject to Section 12.8(a) as though it were a Bank. Each Bank that sells a participation, acting solely for this purpose as an agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Bank and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d) as if it were a Bank.

(d) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or Assignee for such Bank as a party hereto.

(e) The Company, upon receipt of written notice from the relevant Bank, agrees to issue Notes to any Bank requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) By executing and delivering an Assignment and Assumption, the assigning Bank thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Bank warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in clause (i) above, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto or thereto; (iii) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Assumption and copies of the most recent financial statements delivered pursuant to Section 6.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agents on its behalf and to exercise such powers under this Agreement as are delegated to them by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

12.8 Adjustments; Right of Setoff. (a) If any Bank (a “Benefited Bank”) shall at any time receive any payment of all or part of its Loans or interest thereon (whether voluntarily or involuntarily, pursuant to events or proceedings of the nature referred to in Section 9(i), or otherwise) in a greater proportion than any such payment to any other Bank (other than a Bank that is a Defaulting Lender at such time), if any, in respect of such other Bank’s Loans, or interest thereon, such Benefited Bank shall purchase for cash from the other Bank such portion of such other Bank’s Loans as shall be necessary to cause such Benefited Bank to share the excess payment ratably with the other Bank; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefited Bank, such purchase shall be rescinded, and the purchase price returned, to the extent of such recovery, but without interest. The Company agrees that any Bank so purchasing a portion of the other Bank’s Loans may exercise all rights of payment with respect to such portion as fully as if such Bank were the direct holder of such portion.

(b) If an Event of Default shall have occurred and be continuing, in addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Company (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Company; provided, however, that no Defaulting Lender shall have any rights under this Section. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such application made by such Company; provided that the failure to give such notice shall not affect the validity of such application.

12.9 WAIVERS OF JURY TRIAL

THE COMPANY AND THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.10 Submission to Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company, as the case may be at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

12.12 Governing Law. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

12.13 USA Patriot Act. Each Bank hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the USA PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

LAZARD GROUP LLC

By:	/s/ Matthieu Bucaille
Name: Matthieu Bucaille
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Administrative Agent and as a Bank

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

[Signature Page to Credit Agreement]

State Street Bank and Trust Company, as Bank

By:	/s/ John T. Daley
Name: John T. Daley
Title: Vice President

[Signature Page to Credit Agreement]

The Bank of New York Mellon, as Bank

By:	/s/ Thomas Caruso
Name: Thomas Caruso
Title: Managing Director

[Signature Page to Credit Agreement]

HSBC Bank USA, N.A., as Bank

By:	/s/ Jonathan David
Name: Jonathan David
Title: Managing Director

[Signature Page to Credit Agreement]